Exhibit 4.4

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                   AND RIGHTS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                EAT AT JOE'S LTD.

     Eat At Joe's Ltd. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's authorized preferred stock, $.0001 par value per share, and (ii) providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, or restrictions of fifteen (15) shares of Series C Convertible Preferred Stock of the Company, as follows:

     RESOLVED, that the Company is authorized to issue fifteen (15) shares of Series C Convertible Preferred Stock (the "Series C Preferred Shares"), $.0001 par value per share, which shall have the following powers, designations, preferences, and other special rights:

     Section Dividends. The Series C Preferred Shares shall not bear any dividends.

     Section Holder's Conversion of Series C Preferred Shares. A holder of Series C Preferred Shares shall have the right, at such holder's option, to convert the Series C Preferred Shares into shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), on the following terms and conditions:

     (a) Conversion Right. Subject to the provisions of Sections 2(g) and 3(a) below, at any time or times on or after the earlier of: (i) 30 days after the Issuance Date (as defined herein), (ii) 5 days after receiving a "no-review" status from the U.S. Securities and Exchange Commission in connection with a registration statement ("Registration Statement") covering the resale of Common Stock issued upon conversion of the Series C Preferred Shares and required to be filed and amended by the Company pursuant to the Registration Rights Agreement between the Company and its initial holders of Series C Preferred Shares (the "Registration Rights Agreement"), or (iii) the date that the Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the "SEC"), any holder of Series C Preferred Shares shall be entitled to convert any Series C Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(h) below) of Common Stock, at the Conversion Rate (as defined below); provided however, that in no event other than upon a Mandatory Conversion pursuant to Section 2(g) hereto, shall any holder be entitled to convert Series C Preferred Shares in excess of that number of Series C Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series C Preferred Shares beneficially owned by the holder and its affiliates beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

     (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series C Preferred Shares pursuant to Section (2)(a) shall be determined according to the following formula (the "Conversion Rate");

               (.03 (N/365) ($20,000) + $20,000 Conversion Price

          For purposes of this Certificate of Designations, the following terms shall have the following meanings:

          (i) "Conversion Price" means as, of any Conversion Date (as defined below), the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date, if applicable, and subject to adjustment as provided herein;

          (ii) "Fixed Conversion Price" means $ 1.545, subject to adjustment, as provided herein;

          (iii)"Floating Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for the five (5) consecutive trading days immediately preceding such date;

          (iv) "Conversion Percentage" means 75% and shall be reduced by an additional two percentage points for every 30 days (pro-rated for partial months) beyond 20 days from the Issuance Date (the "Scheduled Filing Date") that the Registration Statement No. 333-55679 filed by the Company is not amended to include the Series C Preferred Shares;

          (v) "Average Market Price" means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

          (vi) "Closing Bid Price" means, for any security as of any date, the last closing bid price on the NASDAQ National Market (the "NASDAQ-NM") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the NASDAQ-NM is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split, or other similar transaction during such period);

          (vii)"N" means the number of days between, but excluding, the Issuance Date through and including the Conversion Date for the Series C Preferred Shares for which conversion is being elected; and

          (viii) "Issuance Date" means the date of issuance of the Series C Preferred Shares.

     (c) Adjustment to Conversion Price - Registration Statement. If the Registration Statement which identifies the Series C Preferred Shares is not declared effective by the SEC on or before the thirtieth (30th) day following the Issuance Date (the "Scheduled Effective Date"), or if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement
          (whether because of a failure to keep the registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies at law or in equity), the Conversion Percentage and the Fixed Conversion Price shall be adjusted as follows:

          (i) Conversion Percentage. The Conversion Percentage in effect, at such time for each time period set forth in Section 2(b)(iv) with respect to the Series C Preferred Shares which may be converted as permitted by Section 2(a) hereof during the period that sales cannot be made pursuant to the Registration Statement, shall be reduced by a number of percentage points equal to the product of
               (A) three (3) and (B) the sum of (I) the number of months pro-rated for partial months) after the Scheduled Effective Date and prior to the date that the relevant Registration Statement is declared effective by the SEC and (II) the number of months pro-rated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Conversion Percentage with respect to the Series C Preferred Shares would decrease by four and one-half percentage points 75% to 70.5%) until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage with respect to the Series C Preferred Shares would decrease by an additional six percent (6%), for an aggregate decrease of ten and one-half percentage points (75% to 64.5%); and

          (ii) Fixed Conversion Price. The Fixed Conversion Price in effect from time to time with respect to the Series C Preferred Shares shall be reduced by an amount equal to the product of (A) $.062 multiplied by (B) the sum of (I) the number of months (pro-rated for partial months) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (II) the number of months pro-rated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Fixed Conversion Price with respect to the Series C Preferred Shares would be $1.43 until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price with respect to the Series C Preferred Shares would then be $1.329.

     (d) Adjustment to Conversion Price - Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

          (i) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split, or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (ii) Reorganization, Reclassification, Consolidation, Merger, or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below), or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock is referred to herein as in
               "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) to insure that each of the holders of the Series C Preferred Shares will thereafter have the right to acquire and receive in lieu of, or in addition to, (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred Shares, such shares of stock, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this
               Section 2(d) and Section 2(e) below will thereafter be applicable to the Series C Preferred Shares. The Company will not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding), the obligation to deliver to each holder of Series C Preferred Shares such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

          (iii) Notices.

               (A) Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Series C Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (B) The Company will give written notice to each holder of Series C Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, or liquidation.

               (C) The Company will also give written notice to each holder of Series C Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution, or liquidation will take place.

     (e) Purchase Rights. If at any time the Company grants, issues, or sells any Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Series C Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Shares immediately before the date an which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

     (f) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

          (i)  Holder's  Delivery  Requirements.  To convert  Series C Preferred
               Shares into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 P.M., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 1 (the "Conversion Notice") to the Company or its designated transfer agent (the "Transfer Agent"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series C Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft, or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

          (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via Facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account at The Depository Trust Company.

          (iii)Dispute  Resolution.   In  the  case  of  a  dispute  as  to  the
               determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three
               (3) business days of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

          (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (v) Company's Failure to Timely Convert. If the Company shall fail to issue to a holder within five (5) business days following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series C Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and under the Series C Convertible Preferred Stock Purchase Agreement between the Company and the initial holders of the Series C Preferred Shares (the "Securities Purchase Agreement") (including indemnification pursuant to Section 8 thereto, the Company shall pay additional damages to such holder on each day after the fifth
               (5th) business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice.

     (g) Mandatory Conversion. If any Series C Preferred Shares remain outstanding on the second (2nd) anniversary of the Issuance Date, then all such Series C Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the holders of such Series C Preferred Shares had given the Conversion Notice on the second (2nd) anniversary of the Issuance Date, and the Conversion Date had been fixed as of the second (2nd) anniversary of the Issuance Date, for all purposes of this Section 2, and all holders of Series C Preferred Shares shall thereupon and with two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall thereafter have any rights in respect of Series C Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2.

     (h) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series C Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of it share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

     (i) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series C Preferred Shares.

     Section Company's Right to Redeem at its Election.

     (a) At any time, commencing One Hundred Ten (110) days after the Issuance Date, as long as the Company has not breached any of the representations, warrants, and covenants contained herein or in any related agreements, the Company shall have the right, in it sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series C Preferred Stock: provided (i) Company shall first provide thirty (30) days advance written notice as provided in subparagraph 3(a)(ii) below (which can be given any time on or after 80 days after the Issuance Date, and (ii) that the Company shall only be entitled to redeem Series C Preferred Stock having an aggregate Stated Value (as defined below) of at least Five Hundred Thousand Dollars ($500,000). If the Company elects to redeem some, but not all, of the Series C Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series C Preferred Stock.

          (i) Redemption Price At Company's Election. The "Redemption Price at Company's Election" shall be calculated as 125% of Stated Value, as that term is defined below, of the Series C Preferred Stock. For purposes hereto, "Stated Value" shall mean the original consideration paid by a Holder for the number of shares of Preferred Stock being redeemed, plus a premium of 3% per annum from the original Issue Date through and including the redemption date.

          (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption at Company's Election") to (A) the Holders of the Series C Preferred Stock selected for redemption at the address and facsimile number of such Holder appearing in the Company's Series C Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series C Preferred Stock that have been selected for redemption,
               (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election"), and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (a)(i) above. Notwithstanding the above, Holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Company's Election, any Series C Preferred Stock which it is otherwise entitled to convert, including Series C Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 3(b).

     (b) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 3(a) unless it has:

          (i) the full amount of the redemption price to cash, available in a demand or other immediately available account in a bank or similar financial institution; or

          (ii) immediately  available credit  facilities,  in the full amount of
               the   redemption   price  with  a  bank  or   similar   financial
               institution, or

          (iii)an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

          (iv) a combination of the items set forth in (i), (ii), and (iii) above, aggregating the full amount of the redemption price.

     (c) Payment of Redemption Price. Each Holder submitting Preferred Stock being redeemed under this Section 3 shall send the Series C Preferred Stock Certificates to redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election.

     Section Redemption at Option of Holders.

     (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series C Preferred Shares contained herein, after a Major Transaction (as defined below), the holders of Series C Preferred Shares shall have the right in accordance with Section 4(f), at the option of the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, to require the Company to redeem all of the Series C Preferred Shares then outstanding at a price per Series C Preferred Share equal to the greater of (i) 100% of the Liquidation Value (as defined below) of such share and (ii) the price calculated in accordance with the Redemption Rate (as defined below) calculated as of the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded in open if such public announcement is made (A) after 1:00 P.M. Eastern Standard Time on such date or (B) on a date on which the exchange or market on which the Common Stock is traded is closed.

     (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series C Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series C Preferred Shares shall have the right in accordance with Section 4(g), at the option of the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, to require the Company to redeem all of the Series C Preferred Shares then outstanding at a price per Series C Preferred Shares equal to the greater of (i) 120% of the Liquidation Value of such share, and (ii) the price calculated in accordance with the Redemption Rate as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open.

     (c) Redemption Rate. The "Redemption Rate" shall, as of any date of determination, be equal to (i) the Conversion Rate in effect as of such date as calculated pursuant to Section 2(b) multiplied by (ii) the Closing Bid Price of the Common Stock on such date.

     (d) Major Transaction. A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

          (i) the consummation of any merger, reorganization, restructuring, consolidation, or similar transaction by or involving the Company except (A) a merger or consolidation in which the Company is the survivor or (B) pursuant to a migratory (change of domicile) merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company;

          (ii) sale of all or substantially all of the assets of the Company or all of its material subsidiaries or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Company and/or its subsidiaries;

          (iii)the occurrence, after the date hereof, of the acquisition, by any person (including any entity or association) or persons (other than any existing stockholder of the Company or two or more existing stockholders of the Company, acting in concert, of securities of the Company (or the power to vote such securities) representing 50% or more of the total voting power of all outstanding Common Stock or other voting securities of the Company; or

          (iv) the failure of the Company to continue to own, directly or indirectly, all of the capital stock of all of its material subsidiaries (other than due to a merger or consolidation of any subsidiary into the Company or a wholly-owned subsidiary of the Company).

     (e) Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

          (i) either (A) the failure of the Registration Statement to be effective or to cover the resale of all of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Shares at any time after sixty (60) days after the Scheduled Effective Date (provided that for purposes of determining the Closing Bid Price under Section 4(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period) or (B) for any period of sixty (60) consecutive days after the date that is sixty (60) days after the Scheduled Effective Date that Common Stock issued or issuable upon conversion of the Series C Preferred Shares cannot be sold under the Registration Statement for any reason provided that for purposes of determining the Closing Bid Price under Section 4(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period);

          (ii) if for any reason the Company fails to perform or observe any covenant, agreement, or other provision contained in Section 9 or 10 hereof or in Section 4(g) of the Securities Purchase Agreement;

          (iii)Joe Fiore ceases to be the Chief Executive Officer of the Company prior to the second (2nd) anniversary of the Issuance Date, other than in connection with a Major Transaction;

          (iii)the Company's notice to any holder of Series C Preferred Shares, including by way of public announcement, at any time, of its intention for any reason not to comply with requests for conversion of any Series C Preferred Shares into shares of Common Stock;

          (iv) if for any reason the Company fails to perform or observe any covenant, agreement, or other provision contained herein or in the Securities Purchase Agreement or the Registration Rights Agreement, and such failure is not cured within 30 days after the Company knows, or should have known with the exercise of reasonable diligence, of the occurrence thereof, and such failure has had, or could reasonably be expected to have, a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Company and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Company or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series C Preferred Shares; or

          (v) any representation or warranty contained in the Securities Purchase Agreement or the Registration Rights Agreement is false or misleading on or as of the date made and which either reflects or has had a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Company and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Company or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series C Preferred Shares.

     (f) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Series C Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding may require the Company to redeem all of the holders' Series C Preferred Shares then outstanding in accordance with Section 4(a) hereof by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Series C Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to
          Section 4(a) above.

     (g) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series C Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding may require the Company to redeem all of the Series C Preferred Shares then outstanding in accordance with Section 4(b) hereof by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate
          (i) the number of Series C Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to Section 4(b) above.

     (h) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, the Company shall immediately notify each holder by facsimile of the Company's receipt of such requisite notices necessary to affect a redemption and each holder of Series C Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. The Company shall pay the applicable redemption price, as calculated pursuant to Section 4(a) or 4(b) above, in cash to such holder within thirty (30) days after the Company's receipt of the requisite notices required to affect a redemption; provided that a holder's Series C Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further, that if the Company is unable to redeem all of the Series C Preferred Shares, the Company shall redeem an amount from each holder of Series C Preferred Shares equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series C Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), the applicable redemption price payable in respect of such unredeemed Series C Preferred Shares shall bear interest at the rate of 2.5% per month pro-rated for partial months but in no event more than the maximum rate permitted by applicable law) until paid in full. Until the Company pays such unpaid applicable redemption price in full to each holder, holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, including shares of Series C Preferred Shares submitted for redemption pursuant to this Section 4 and for which the applicable redemption price has not been paid, shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to each holder all of the Series C Preferred Shares that were submitted for redemption by such holder under this Section 4 and for which the applicable redemption price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable redemption price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Series C Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid, (ii) the Company shall immediately return any Series C Preferred Shares submitted to the Company by each holder for redemption under this Section 4(i) and for which the applicable redemption price had not been paid, (iii) the Fixed Conversion Price of such returned Series C Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Option Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect, and (iv) the Conversion Percentage in effect at such time and thereafter shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months pro-rated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Market Price" and the term "Redemption Rate" being substituted for the term "Conversion Rate."

     Section Inability to Fully Convert.

     (a) Holder's Option if Company Cannot Fully Convert. If at any time after the earlier to occur of (i) effectiveness of the Registration Statement or (ii) sixty (60) days after the Scheduled Effective Date, upon the Company's receipt of a Conversion Notice, the Company does not issue shares of Common Stock which are registered for resale under the Registration Statement within five (5) business days of the time required in accordance with Section 2(f) hereof, for any reason or for no reason, including, without limitation, because the Company (A) does not have a sufficient number of shares of Common Stock authorized and available, (B) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system, or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the NASDAQ-Small Cap, from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred Shares pursuant to a Conversion Notice, or (C) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above and, with respect to the unconverted Series C Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under Section 8 thereof), under the Registration Rights Agreement, or at law or in equity, elect to: (i) require the Company to redeem from such holder those Series C Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per Series C Preferred Share (the "Mandatory Redemption Price") equal to the greater of (x) 120% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date; (ii) if the Company's inability to fully convert Series C Preferred Shares is pursuant to Section 5(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above; or
          (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series C Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

     (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series C Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 5(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series C Preferred Shares which cannot be converted, and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("Notice in Response to Inability to Convert") of its election pursuant to Section 5(a) above.

     (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 5(a) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within thirty
          (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 5(c) (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), such unpaid amount shall bear interest at the rate of 2.5% per month pro-rated for partial months (but not more than the maximum interest rate permitted by law) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Series C Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series C Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to
          Section 2(f)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Market Price" and the term, "Redemption Rate" being substituted for the term "Conversion Rate."

     (d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series C Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Shares pursuant to this Section 5, the Company shall convert and redeem from each holder of Series C Preferred Shares electing to have Series C Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being converted and redeemed at such time.

     Section Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series C Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series C Preferred Shares a Preferred stock certificate representing the remaining Series C Preferred Shares which have not been so converted or redeemed.

     Section Reservation of Shares. The Company shall, so long as any of the Series C Preferred Shares are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series C Preferred Shares then outstanding; pro vided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series C Preferred Shares are at any time convertible.

     Section Voting Rights. Holders of Series C Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware and as expressly provided in this Certificate of Designations.

     Section Liquidation, Dissolution, or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series C Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series C Preferred Share equal to the sum of (i) per share consideration paid to the Company by a Holder on the Issuance Date in respect of one Series C Preferred Share (the "Original Purchase Price") and (ii) an amount equal to the product of (.03) multiplied by (N/365) multiplied by the Original Purchase Price (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series C Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series C Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series C Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series C Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class in any manner permitted by law, shall not for the purposes hereof be regarded as a liquidation, dissolution, or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof be deemed to be a liquidation, dissolution, or winding up of the Company. No holder of Series C Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution, or winding up of the Company other than the amounts provided for herein.

     Section Preferred Rate. All shares of Common Stock shall be of junior rank to all Series C Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company. The rights of the shares of Common Stock shall be subject to the Preferences and relative rights of the Series C Preferred Shares. The Series C Preferred Shares shall be of greater than any Series of Common or Preferred Stock hereinafter issued by the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series C Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.
Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or make any resolution of the board of directors with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series C Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

     Section Restriction on Redemption and Dividends.

     (a) Restriction on Dividend. If any Series C Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock so long as written notice thereof has been given to holders of the Series C Preferred Shares at least 30 days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 11(a) shall not prohibit the Company from declaring and paying a dividend in cash with respect to the Common Stock so long as the Company: (i) pays simultaneously to each holder of Series C Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series C Preferred Shares been converted to Common Stock pursuant to Section 2 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series C Preferred Shares under Section 11 (a)(i) hereof, the Company has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Company or any of its subsidiaries since its most recent balance sheet, and (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Company assuming a liquidation of the Company as the date of its most recently available balance sheet.

     (b) Restriction on Redemption. If any Series C Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company shall not directly or indirectly redeem, purchase, or otherwise acquire from any person or entity other than from a direct or indirect wholly-owned subsidiary of the Company, or permit any subsidiary of the Company to redeem, purchase, or otherwise acquire from any person or entity other than from the Company or another direct or indirect wholly-owned subsidiary of the Company, any of the Company's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options, and
          other  rights  to  acquire   such   capital   stock  or  other  equity
          securities).

     Section Vote to Change the Terms of Series C Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series C Preferred Shares.

     Section Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the Series C Preferred Shares, and, in the case of loss, theft, or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series C Preferred Shares into Common Stock.

     Section Withholding Tax Obligations. Notwithstanding anything herein to the contrary, to the extent that the Company receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series C Preferred Shares so effected, the Company may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series C Preferred Share on the holder of such Series C Preferred Shares depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the "Withholding Tax") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series C Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Company, the Company shall not be permitted to condition the making of any such distribution in respect of any Series C Preferred Share on the holder of such Series C Preferred Shares depositing with the Company any Withholding Tax with respect to such distribution, provided however, the Company may reasonably condition the making of any such distribution in respect of any Series C Preferred Share on the holder of such Series C Preferred Shares executing and delivering to the Company, at the election of the holder, either: (a) if applicable, a property completed Internal Revenue Service Form 4224, or (b) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties, and interest that may be imposed upon the Company by the Internal Revenue Service as a result of the Company's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Company shall not be required to pay any additional damages set forth in Section 2(f)(v) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Company an executed indemnification agreement in the form reasonably satisfactory to the Company.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Joseph Fiore, its Chief Executive Officer, as of the __ day of September, 1998.


                                           EAT AT JOE'S LTD.


                                        By:
                                           Joseph Fiore, Chief Executive Officer

                                    EXHIBIT 1

                                EAT AT JOE'S LTD.
                                CONVERSION NOTICE


     Reference is made to the Certificate of Designations, Preferences, and Rights of Eat At Joe's Ltd. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $.0001 par value per share (the "Series C Preferred Shares"), of Eat At Joe's Ltd., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, $.0001 par value per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series C Preferred Shares specified below as of the date specified below.

     The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series C Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "Act"), or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the Act.


Date of Conversion:




Number of Series C Preferred Shares to be converted




Stock certificate no(s). of Series C Preferred Shares to be converted:



     Please confirm the following information:


Conversion Price:



Number of shares of Common Stock to be issued:



     Please issue the Common Stock into which the Series C Preferred Shares are being converted in the following name and to the following address:


Issue to:






Facsimile Number:




Authorization:



By:

Title:

Dated:


ACKNOWLEDGED AND AGREED:


EAT AT JOE'S LTD.


By:

Title:

Dated: